Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200
Investor Relations Contact:
Idalia Rodriguez
203-682-8264
ir@cariboucoffee.com
CARIBOU COFFEE REPORTS FIRST QUARTER 2010 RESULTS
MINNEAPOLIS, MINNESOTA, May 6, 2010. Caribou Coffee Company, Inc. (NASDAQ:CBOU), the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses, today reported financial results for the first quarter of 2010 (thirteen weeks ended April 4, 2010).
HIGHLIGHTS FOR THE FIRST QUARTER OF 2010 INCLUDE:
•	Consolidated sales increased 11% compared to the first quarter of 2009

•	Comparable coffeehouse store sales for the quarter increased 5.2%

•	Commercial and Franchise sales for the quarter increased 52% compared to the first quarter of 2009

•	Net income for the quarter was $1.0 million compared to a net income of $0.3 million for the same period in 2009

•	Earnings per share of $0.05 compared to $0.02 per share in the first quarter of 2009
Speaking on behalf of the Company, Michael Tattersfield, the Company’s President and CEO commented, “I am very pleased with our progress in the quarter. We are seeing positive signs of traction across our three lines of business, each of which contributed significantly to our 11% growth in consolidated sales. As a Company, we are transitioning from a financial turn-around to executing against our long-term strategic growth initiatives. The first quarter financial performance is reflective or our commitment to deliver profitable growth, while continuing to invest in the areas necessary to build the Caribou brand through our multi-channel growth strategy.
FIRST QUARTER 2010 RESULTS
Net sales for the quarter increased $6.7 million, or 11.0%, to $67.1 million from $60.4 million for the comparable quarter of 2009.
•	Coffeehouse sales were $55.6 million in the first quarter 2010, an increase of 5.2% as compared with $52.9 million in the first quarter of 2009. The increase reflects a 5.2% increase in comparable coffeehouse sales in the first quarter of 2010 as compared to the same period in fiscal 2009.

•	Commercial sales were $9.0 million in the first quarter of 2010, an increase of 58% as compared with $5.7 million in the first quarter of 2009. The increase was due to sales growth to existing and new customers, primarily grocery stores and Keurig, Inc.

•	Franchise sales were $2.5 million in the first quarter of 2010, an increase of 36% as compared with $1.8 million in the first quarter of 2009. The increase was primarily due to higher product sales and royalties from 123 franchise locations.
Cost of sales and related occupancy costs in the first quarter of 2010 were $31.4 million, a 19.6% increase over the first quarter of 2009. As a percentage of revenue, cost of sales were 46.8% in the first quarter of 2010 versus 43.5% in the first quarter of 2009. This increase as a percentage of sales was due to an overall mix change with a higher percentage of sales coming from the commercial and franchise segments. In addition, we invested in higher levels of trade promotional programs in our commercial segment and invested in higher quality product platforms launched in our retail coffeehouse segment.

Operating expenses in the first quarter of 2010 were $25.0 million, an increase of $1.6 million or 6.7% compared to $23.4 million in the same period of the prior year. This increase was primarily driven by our sales growth and investments in marketing and product initiatives. As a percentage of revenue, operating costs were 37.2%, down from 38.8% in the same period of the prior year, as we experienced operating efficiencies while making the investments in marketing and product to build the brand and to drive traffic and average check.
General and administrative expenses decreased $0.1 million, or 1.5%, to $6.5 million in the first quarter of 2010, from $6.6 million in the first quarter of 2009. As a percentage of total net sales, general and administrative expenses decreased to 9.7% in the quarter of 2010, from 10.9% in the first quarter of 2009.
Depreciation and amortization decreased $0.6 million, or 15.9%, to $3.1 million during the first quarter of 2010, from $3.7 million during the same period in the prior year. Depreciation and amortization was lower in the quarter from reduced capital spending in 2009 and 2010 compared with prior years.
The Company’s net income for the first quarter of 2010 was $1.0 million or $0.05 per share compared to a net income of $0.3 million or $0.02 per share for the same period in 2009.
CONFERENCE CALL
Caribou Coffee will host a conference call on May 6, 2010, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Mike Tattersfield, Chief Executive Officer, and Tim Hennessy, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. Dial in number: 1-800-218-2154 or for international callers 1-913-312-0853. Passcode: 6574196. To listen to a replay of the conference call, dial toll-free 1-888-203-1112 or 1-719-457-0820 for international callers and enter pin number 6574196. The replay will be available beginning at 7:30 p.m. Eastern Time on May 6, 2010 through 11:59 p.m. on May 13, 2010. In addition, the webcast will be archived on the Company’s website.

ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned premium coffeehouse operator in the United States based on the number of coffeehouses. As of April 4, 2010, Caribou Coffee had 413 company-owned coffeehouses and 123 franchised and licensed locations. Caribou Coffee offers its customers premium coffee and hand crafted espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and other coffee lifestyle items. In addition, Caribou Coffee sells products to grocery stores, mass merchandisers, club stores, office coffee and foodservice providers, hotels, entertainment venues and e-commerce channels. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on delivering a guest experience with a unique blend of expertise, fun and authentic human connection in a comfortable and welcoming coffeehouse environment. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
	April 4,	March 29,
	2010	2009
	(In thousands, except for per share amounts)
	(Unaudited)
Coffeehouse sales	$55,597	$52,864
Commercial and franchise sales	11,454	7,516

Total net sales	67,051	60,380
Cost of sales and related occupancy costs	31,399	26,252
Operating expenses	24,962	23,405
Depreciation and amortization	3,145	3,741
General and administrative expenses	6,509	6,606

Operating income	1,036	376
Other income (expense):
Interest income	5	—
Interest expense	(106)	(58)

Income before benefit from income taxes	935	318
Benefit from income taxes	157	101

Net income	1,092	419
Less: Net income attributable to noncontrolling interest	54	73

Net Income attributable to Caribou Coffee Company, Inc.	$1,038	$346

Basic net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.05	$0.02

Diluted net income attributable to Caribou Coffee Company, Inc. common shareholders per share	$0.05	$0.02

Basic weighted average number of shares outstanding	19509	19,371

Diluted weighted average number of shares outstanding	20,313	19,526

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 4,	January 3,
	2010	2010
	In thousands, except per share amounts
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,728	$23,578
Accounts receivable (net of allowance for doubtful accounts of $20 and $3 at April 4, 2010 and January 3, 2010, respectively)	6,599	5,887
Other receivables (net of allowance for doubtful accounts of $134 and $128 at April 4, 2010 and January 3, 2010, respectively)	1,306	1,268
Income tax receivable	204	193
Inventories	18,900	13,278
Prepaid expenses and other current assets	1,310	1,546

Total current assets	46,047	45,750
Property and equipment, net of accumulated depreciation and amortization	44,323	47,135
Restricted cash	604	605
Other assets	519	237

Total assets	$91,493	$93,727

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,328	$9,042
Accrued compensation	5,104	6,296
Accrued expenses	6,908	7,563
Deferred revenue	6,558	8,747

Total current liabilities	28,898	31,648

Asset retirement liability	1,139	1,120
Deferred rent liability	7,415	7,955
Deferred revenue	2,072	2,072
Income tax liability	10	156

Total long term liabilities	10,636	11,303

Equity:
Caribou Coffee Company, Inc. Shareholders’ equity:
Preferred stock, par value $.01, 20,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000 shares authorized; 20,014 and 19,814 shares issued and outstanding at April 4, 2010 and January 3, 2010, respectively	200	198
Additional paid-in capital	126,974	126,770
Accumulated comprehensive loss	(25)	(7)
Accumulated deficit	(75,303)	(76,341)

Total Caribou Coffee Company, Inc. shareholders’ equity	51,846	50,620
Noncontrolling interest	113	156

Total equity	51,959	50,776

Total liabilities and equity	$91,493	$93,727

Coffeehouse Openings and Closings

	Thirteen Weeks Ended
	April 4, 2010	March 29, 2009
Operating Data:
Percentage change in comparable coffeehouse net sales(1)	5.2%	(5.0)%
COFFEEHOUSE DATA
Company-Owned:
Coffeehouses open at beginning of period	413	414
Coffeehouses opened during the period	0	0
Coffeehouses closed during the period	0	0

Total Company-Owned Open at Period End	413	414
Franchised:
Coffeehouses open at beginning of period	121	97
Coffeehouses opened during the period	2	6
Coffeehouses closed during the period	0	2

Total Franchised Open at Period End	123	101

Total coffeehouses open at end of period	536	515

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income to EBITDA.

	Thirteen Weeks Ended
	April 4, 2010	March 29, 2009
	(Thousands)
Net income attributable to Caribou Coffee Company, Inc.	$1,038	$346
Interest expense	106	58
Interest income	(5)	—
Depreciation and amortization(1)	3,628	4,294
Benefit from income taxes	(157)	(101)

EBITDA	$4,610	$4,597

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 210 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the first quarter of fiscal 2010. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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